Exhibit 11.1

CODE OF BUSINESS CONDUCT AND ETHICS

APTOSE BIOSCIENCES INC.

(the “Company”)

As revised and adopted by the Board of Directors (the “Board”) on March 3, 2015

Statement of Policy

The Company is committed to the highest standards of legal and ethical business conduct. This Code of Business Conduct and Ethics (the “Code”) summarizes the legal, ethical and regulatory standards that the Company must follow and is a reminder to the directors, officers and employees of the seriousness of that commitment. Compliance with this Code and high standards of business conduct is mandatory for every director, officer and employee of the Company. The Code should also be provided to and followed by all of the Company’s agents and representatives, including its consultants, to the same extent required of directors, officers and employees of the Company.

To help the directors, officers and employees of the Company understand what is expected of them and to carry out their responsibilities, we have created this Code of Business Conduct and Ethics. While this Code covers a wide range of business practices and procedures, it is not intended to be a comprehensive guide to all of our policies or to all of your responsibilities under the applicable laws or regulations. Rather, this Code sets out basic principles to help resolve the ethical and legal issues that you may encounter in conducting our business. As such, this Code functions as a guideline, or a minimum requirement, that must always be followed and from time to time we may adopt additional policies and procedures with which our employees, officers and directors are expected to comply, if applicable to them. However, it is the responsibility of each employee, officer and director to apply common sense, together with his or her own highest personal ethical standards, in making business decisions where there is no stated guideline in the Code. If any applicable law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. If you have any questions about these conflicts or any questions relating to the policies or application of the Code, you should ask your supervisors how to handle the situation.

Action by members of your family, significant others or other persons who live in your household (referred to in the Code as “family members”) also may potentially result in ethical issues to the extent that they involve the Company’s business. For example, acceptance of inappropriate gifts by a family member from one of our suppliers could create a conflict of interest and result in a Code violation attributable to you. Consequently, in complying with the Code, you should consider not only your own conduct, but also that of your family members, significant others and other persons who live in your household.

We expect each of the directors, officers and employees of the Company to read and become familiar with the ethical standards described in this Code. You should not hesitate to ask questions about whether any conduct may violate the Code or clarify gray areas. All employees have a duty to report any known or suspected violation of this Code, including any violation of laws, rules, regulations or policies that apply to the Company. Reporting a known or suspected violation of this Code by others will not be considered an act of disloyalty, but an action taken to safeguard the reputation and integrity of the Company and its employees. Violations of the law, our corporate policies or this Code may lead to disciplinary action, including termination of employment or service with the Company.

We Insist on Honest and Ethical Conduct

We have built our business through the assistance of quality employees and representatives who adhere to the very highest standards of honesty, ethics and fairness in our dealings with all of our business contacts. We place the highest value on the integrity of the directors, our officers and our employees of the Company, and demand this level of integrity in all our dealings. We insist on not only ethical dealings with others, but on the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

Competition and Fair Dealing

All directors, officers and employees of the Company are required to deal honestly and fairly with our customers, suppliers, competitors, other employees and other third parties with whom you have contact in the course of performing your job. We seek to outperform our competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of others is prohibited. If information is obtained by mistake that may constitute a trade secret or other confidential information of another business, or if you have any questions about the legality of proposed information gathering, you must consult your supervisor or the Chair of the Audit Committee.

No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair practice. Be aware that the Federal Trade Commission Act (United States) provides that “unfair methods of competition in commerce, and unfair or deceptive acts or practices in commerce, are declared unlawful.” It is a violation of the Act to engage in deceptive, unfair or unethical practices and to make misrepresentations in connection with sales activities.

Employees involved in procurement have a special responsibility to adhere to principles of fair competition in the purchase of products and services by selecting suppliers based exclusively on normal commercial considerations, such as quality, cost, availability, service and reputation, and not on the receipt of special favors.

Conflicts of Interest; Corporate Opportunities; Related Party Transactions

The directors, officers and employees of the Company should not be involved in any activity that creates or gives the appearance of a conflict of interest between their personal interests and the interests of the Company. A conflict of interest occurs when an individual’s private interest interferes in any way or may appear to interfere with the interests of the Company as a whole. A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interests may also arise when a director, officer or employee, or a family member, receives an improper personal benefit as a result of his or her position with the Company. Loans to, or guarantees of obligations of, employees or their family members by the Company are of special concern and could constitute an improper personal benefit to the recipients of such loans or guarantees. Some loans are expressly prohibited by law and the Company requires that the Board approve loans and guarantees to employees by the Company. As a result, all loans and guarantees to employees by the Company are considered Related-Party Transactions that must be approved by the Board. Even the appearance of a conflict of interest where none actually exists can be damaging and should be avoided.

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It may be a conflict of interest for a director, officer or employee to work simultaneously for a competitor, customer or supplier. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf. In particular, except as provided below, no director, officer or employee shall:

i.	be a consultant to, or a director, officer or employee of, or otherwise operate an outside business that:

•	markets products or services in direct competition with our current or potential programs and services;

•	supplies products or services to the Company; or

•	purchases products or services from the Company;

ii.	accept any personal loan or guarantee of obligations from the Company, except to the extent such arrangements have been approved by outside legal counsel and are legally permissible; or

iii.	conduct business on behalf of the Company with immediate family members, which include your spouse, children, parents, siblings and persons sharing your same home whether or not legal relatives.

In addition, although no list can include every possible situation in which a conflict of interest could arise, the following are examples of situations that may, depending on the facts and circumstances, involve problematic conflicts of interests:

•	seeking employment by another company;

•	passing confidential information to competitors;

•	investment activity using insider information;

•	providing assistance to an organization that markets products and services in competition with the Company’s own products or services;

•	owning, directly or indirectly, a significant financial interest in any entity that does business, seeks to do business or competes with us;

•	soliciting or accepting gifts, favors, loans or preferential treatment from any person or entity that does business or seeks to do business with us. See next section entitled “Gifts and Entertainment” for further discussion of the issues involved in this type of conflict;

•	soliciting contributions to any charity or for any political candidate from any person or entity that does business or seeks to do business with us;

•	taking personal advantage of corporate opportunities;

•	moonlighting without permission;

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•	conducting our business transactions with a business in which you have a significant financial interest; and

•	exercising supervisory or other authority on behalf of the Company over a co-worker who is also a family member.

On an annual basis, the Company, with the assistance of outside counsel, if appropriate, shall collect the following information from each director, officer and, to the extent feasible, “significant shareholders:” a list of all of their “affiliates” and “immediate family members” (as defined below), and, with respect to each “immediate family member” listed: (a) the name of his or her employer and job title or brief job description and (b) the identity of each “affiliate” of such “immediate family member”. The list sought shall also include, for directors and executive officers (and their “immediate family members”), the name of each charitable or non-profit organization for which the person is actively involved in fundraising or otherwise serves as a director or trustee or in a similar capacity. The Company shall distribute the master list (and any updates) to (i) business units and department leaders responsible for purchasing goods or services for the Company or selling the Company’s goods or services and (ii) the Chief Financial Officer, Controller, director of human resources director of accounts payable and the director of accounts receivable or other appropriate persons performing similar functions. The purpose of the distribution of the master list is to enable the recipients to use the information contained in the master list to effectuate the terms of this Code.

Under this Code, any proposed transaction that has been identified as a Related-Party Transaction may be consummated or materially amended only following approval by the Audit Committee, or by the full Board where required by law, in accordance with the provisions of this Code. In the event that it is inappropriate for the Audit Committee to review the transaction for reasons of conflict of interest or otherwise, after taking into account possible recusals by Audit Committee members, then the Related-Party Transaction shall be approved by another independent body of the Board. The approving body shall be referred to in this Section as the “Committee”.

“Related Party” means any (a) person who is, or at any time since the beginning of the Company’s last fiscal year, was, a director or executive officer of the Company or a nominee to become a director of the Company; (b) security holder known by the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities (a “significant shareholder”); (c) “immediate family member” of any of the foregoing, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such person, and any person (other than a tenant or employee) sharing the household of such person; (d) firm, corporation or other entity in which any of the foregoing persons is an executive, partner or principal or similar control position or in which such person has a 5% or greater beneficial ownership interest (an “affiliate”) and (e) any party that would be considered to be a related party under the definition in Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions (“MI 61-101”).

“Related-Party Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any Related Party are, were or will be participants in which the amount involved exceeds $120,000 and also any transaction that fits under the definition of “Related Party Transaction” under MI 61-101. Transactions involving compensation for services provided to the Company as an employee, consultant or director shall not be considered Related-Party Transactions under this Code.

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Under this Code, any Related-Party Transaction, if not a Related-Party Transaction when originally consummated, or if not initially identified as a Related-Party Transaction prior to consummation, shall be submitted to the Committee, the Board where required by law, for review and ratification in accordance with the approval policies set forth above as soon as reasonably practicable. The Committee, or the Board, as applicable, shall consider whether to ratify and continue, amend and ratify, or terminate or rescind such Related-Party Transaction.

In the event that the Company proposes to enter into, or materially amend, a Related-Party Transaction, management of the Company shall present such Related-Party Transaction to the Committee for review, consideration and approval for recommendation to the Board. The presentation shall include, to the extent reasonably available, a description of (a) all of the parties thereto, (b) the interests, direct or indirect, of any Related Party in the transaction in sufficient detail so as to enable the Committee to fully assess such interests (c) a description of the purpose of the transaction, (d) all of the materials facts of the proposed Related-Party Transaction, including the proposed aggregate value of such transaction, or, in the case of indebtedness, that amount of principal that would be involved, (e) the benefits to the Company of the proposed Related-Party Transaction, (f) if applicable, the availability of other sources of comparable products or services, (g) an assessment of whether the proposed Related-Person Transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to employees generally and (h) management’s recommendation with respect to the proposed Related-Party Transaction. In the event the Committee is asked to consider whether to ratify an ongoing Related-Party Transaction, in addition to the information identified above, the presentation shall include a description of the extent of work performed and remaining to be performed in connection with the transaction and an assessment of the potential risks and costs of termination of the transaction, and where appropriate, the possibility of modification of the transaction.

The Board, in approving or rejecting the proposed Related-Party Transaction, shall consider all the relevant facts and circumstances deemed relevant by and available to the Board, including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the Related Party is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. The Board shall approve only those Related-Party Transactions that, in light of known circumstances, are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Board determines in the good faith exercise of its discretion.

This Section has been approved by the Audit Committee. The Audit Committee shall periodically review and recommend to the Company’s Board, from time to time, as amendments to this Section.

Gifts and Entertainment

Business gifts and entertainment are meant to create goodwill and sound working relationships and not to gain improper advantage with customers or facilitate approvals from government officials. The exchange, as a normal business courtesy, of meals or entertainment (such as tickets to a game or the theatre or a round of golf) is a common and acceptable practice as long as it is not extravagant. Unless express permission is received from the Chair of the Audit Committee, gifts and entertainment cannot be offered, provided or accepted by any employee unless consistent with customary business practices and not excessive in value. This principle applies to our transactions everywhere in the world, even where the practice is widely considered “a way of doing business.” Employees should not accept gifts or entertainment that may reasonably be deemed to affect their judgment or actions in the performance of their duties. Our customers, suppliers and the public at large should know that our employees’ judgment is not for sale.

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Under some statutes, such as the Foreign Corrupt Practices Act, in the United States (further described in the section below entitled “International Business Laws”), and the Corruption of Foreign Public Officials Act, in Canada, giving anything of value to a government official to obtain or retain business or favorable treatment is a criminal act subject to prosecution and conviction. Discuss with your supervisor or the Chair of the Audit Committee any proposed entertainment or gifts if you are uncertain about their appropriateness.

Confidentiality

Our directors, officers and employees are entrusted with our confidential information and with the confidential information of our suppliers, customers or other business partners. You also may learn of information before that information is released to the general public. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed, and may include (i) technical or scientific information about current and future products, services or research, (ii) business or marketing plans or projections, (iii) earnings and other internal financial data, (iv) personnel information, (v) supply and customer lists and (vi) other non-public information that, if disclosed, might be of use to our competitors, or harmful to our suppliers, customers or other business partners. This information is our property, or the property of our suppliers, customers or business partners, and in many cases was developed at great expense.

Our directors, officers and employees must maintain the confidentiality of confidential information entrusted to them by the Company, their suppliers, customers or other business partners, except when disclosure is authorized by outside legal counsel or is otherwise required by applicable laws or regulations. There may be times when you learn confidential information about other companies before that information has been made available to the public. You must treat confidential information in the same manner as you are required to treat our confidential and proprietary information. There may even be times when you must treat as confidential the fact that we have an interest in, or are involved with, another company.

You are expected to keep confidential and proprietary information confidential unless and until that information is released to the public through approved channels (usually through a press release, a filing with a securities commission or a formal communication from a member of senior management). Every employee has a duty to refrain from disclosing to any person confidential or proprietary information about us or any other company learned in the course of employment here, until that information is disclosed to the public through approved channels. This Code requires you to refrain from discussing confidential or proprietary information with outsiders and even with other employees of the Company, unless those fellow employees have a legitimate need to know the information in order to perform their job duties. Unauthorized use or distribution of this information could also be illegal and result in civil liability and/or criminal penalties.

You should also take care not to inadvertently disclose confidential information. Materials that contain confidential information, such as memos, notebooks, computer disks and laptop computers, should be stored securely. Unauthorized posting or discussion of any information concerning our business, information or prospects on the Internet is prohibited. You may not discuss our business, information or prospects in any “chat room,” regardless of whether you use your own name or a pseudonym. Be cautious when discussing sensitive information in public places like elevators, airports, restaurants and “quasi-public” areas within the Company, such as cafeterias. All of the Company’s emails, voicemails and other communications are presumed confidential and should not be forwarded or otherwise disseminated outside of the Company, except where required for legitimate business purposes.

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This obligation to preserve confidential information continues even after your employment ends. In connection with this obligation, some employees may have executed a confidentiality agreement when he or she began his or her employment with the Company. Please see your confidentiality agreement, if any, and the Company’s employee handbook for further information regarding your responsibilities in this area.

For further information on confidentiality and disclosure obligations, reference should be made to the Company’s Disclosure and Insider Trading Policy.

Record-Keeping

Honest and accurate recording and reporting of information is required of directors, officers and employees of the Company in order to make responsible business decisions. All of the books, records, accounts and financial statements of the Company must be maintained in reasonable detail, must appropriately reflect the Company’s transactions, and must conform both to applicable legal requirements and to the Company’s system of internal controls.

In maintaining accurate books and records, the Company should ensure:

•	Cooperation with the Finance Department of the Company and external auditors;

•	That transactions that do not seem to serve a legitimate purposes are reported;

•	Knowledge of any untruthful or inaccurate statements or records, whether intentionally or unintentionally made are volunteered;

•	That contracts to which the Company is a party are in writing;

•	That side letters or comfort letters which are not mentioned in the main document and are not exhibits, appendices, or attachments are executed only after being approved by a member of senior management; and

•	That Company records are always retained or destroyed according to Company document retention policies.

Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor.

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Protection and Proper Use of Company Assets

All directors, officers and employees should endeavor to protect the assets of the Company and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Equipment should not be used for non-Company business, though incidental personal use may be permitted. The law forbids persons from stealing the property of the Company, including cash, credit cards and other tangible and intangible assets. Any suspected incident of fraud or theft should be immediately reported for investigation. The Company’s information technology system and other technology resources may be used only for legitimate business-related communications, though occasional personal use that is professional and does not interfere with the Company’s business may be permitted. You may not, however, use our corporate name, any brand name or trademark owned or associated with the Company or any letterhead stationery for any personal purpose. All directors, officers and employees are prohibited from sharing their passwords, or customers’ passwords. The unauthorized use and/or disclosure of other users’ passwords is prohibited. Employees must abide by all security restrictions on all of the Company’s technology systems and resources and are prohibited from attempting to evade, disable or “crack” passwords or other security provisions or otherwise attempt to improperly access such systems or resources.

The obligation to protect the assets of the Company includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, lists of customers, data, codes, programs, methods, processes, and procedures in connection with the development and providing of the Company’s products, market research, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information, the Company’s agreements with vendors and other third parties, financial information and projections, and other commercially sensitive information which is not readily available to the public through legitimate origins, and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate the policies of the Company, could be illegal and may result in civil or even criminal penalties. The obligation to preserve the Company’s proprietary information continues even after employment ends. The following is a summary of the main areas of intellectual property and confidential information:

(i) Patents are granted on inventions, such as new or improved machines, drug compounds, research discoveries, processes, computer programs, and methods of doing business. The Company strives to protect its inventions with patents. The inventions you create in the course of your employment belong to the Company.

(ii) Trademarks are distinctive symbols, words or groups of words that distinguish the products or services of a particular company from those of other companies. Consistent and careful usage of all trademarks of the Company is imperative.

(iii) Copyrights protect original works of authorship, such as written materials, software, audio-visual works, photographs, drawings, illustrations and similar works. An employee who creates a work in the scope of his or her employment creates it as a work made for hire, thus the Company is the owner of the copyright. However, the copyright of a work rests initially with the author or authors of the work, therefore it is essential that all contracts involving work to be done for the Company by a third party secure ownership of the copyright in that work for the Company.

(iv) Confidential Information is any information that gives the Company a competitive edge in the marketplace or that would harm the Company if disclosed inappropriately. Remember to stamp all confidential information with approved confidential and proprietary markings. You should not leave confidential information in places where it could be easily seen or found by unauthorized individuals. You should not discuss confidential information in public places where you could be overheard. Follow the required procedures for safeguarding and disposing of confidential information, rather than throwing it away in an ordinary garbage can.

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Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board. No employee may use corporate property, information or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Any misuse or suspected misuse of our assets must be immediately reported to your supervisor or the Chair of the Audit Committee.

Provide Full, Fair, Accurate, Timely and Understandable Disclosure

We are committed to providing our shareholders and investors with full, fair, accurate, timely and understandable disclosure in the reports of the Company. You must take all steps available to assist the Company in these responsibilities. Employees who collect, provide or analyze information for or otherwise contribute in any way in preparing or verifying our financial and accounting reports should strive to ensure that our financial disclosure is accurate and transparent and that such reports contain all of the information about the Company that would be important to enable shareholders and potential investors to assess the soundness and risks of our business and finances and the quality and integrity of our accounting and disclosures. To this end, directors, officers and employees of the Company shall:

a)	not make or cause to be made false or misleading statements, or omit to state, or cause another person to omit to state, any material fact necessary in order to make statements not misleading, to the Company’s independent auditors, the Audit Committee, the Board or to a member of the Company’s Finance Department;

b)	not take any action to fraudulently influence, coerce, manipulate or mislead any independent public accountant engaged in the performance of an audit or review of the financial statements of the Company that are required to be filed with regulators, if you knew or were unreasonable in not knowing that such action could, if successful, result in rendering such financial statements materially misleading;

c)	not make false or misleading entries in our books and records for any reason or take or authorize any action that would intentionally cause our financial records or financial disclosure to fail to comply with generally accepted accounting principles, the rules and regulations of the applicable securities commissions or other applicable laws, rules and regulations;

d)	notify the Chief Financial Officer of the Company if they become aware of an unreported or questionable transaction;

e)	notify the Audit Committee of concerns or complaints regarding questionable accounting or audit matters;

f)	maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;

g)	prohibit the establishment of any undisclosed or unrecorded funds or assets;

h)	maintain a system of internal control over financial reporting that will provide reasonable assurances to our management that material information about the Company is made known to management, particularly during the periods in which our periodic reports are being prepared;

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i)	not maintain any cash or other assets for any purpose in any unrecorded or “off-the-books” fund; and

j)	present information in a clear and orderly manner and avoid the use of unnecessary legal and financial language in the information provided to shareholders and, if applicable, our periodic reports.

Any employee who becomes aware of any departure from these standards has a responsibility to report his or her knowledge promptly to a supervisor or the Chair of the Audit Committee. For further information on confidentiality and disclosure obligations, reference should be made to the Company’s Disclosure and Insider Trading Policy.

Special Ethical Obligations for Employees with Financial Reporting Responsibilities

The CEO, CFO, CBO, director of finance or other persons performing similar functions for the Company (collectively, the “Principal Officers”), each bear a special responsibility for promoting in integrity throughout the Company. Furthermore, each of our Principal Officers has specific responsibilities with respect to the financial reporting and public disclosures of the Company. Because of this special role, our Principal Officers are bound by the following Financial Officer Code of Ethics, and each agrees that he or she will:

a)	Act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interests between personal and professional relationships;

b)	Comply with all applicable laws, rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies applicable to the performance of his or her duties with the Company;

c)	Comply with the established accounting procedures, system of internal control over financial reporting of the Company and generally accepted accounting principles;

d)	Promptly disclose to the Audit Committee any significant deficiencies in the design or operation of the internal control over financial reporting of the Company impacting the collection and reporting of financial data and any fraud involving management or other employees who play a significant role in the internal control over financial reporting of the Company; and

e)	Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, stock exchanges, securities commissions or governmental agencies, and in other public communications made by the Company.

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Media/Public Discussions

It is our policy to disclose material information concerning the Company to the public only through specific limited channels to avoid inappropriate publicity and to ensure that all those with an interest in the Company will have equal access to information. All inquiries or calls from the press and financial analysts should be referred to our Chief Financial Officer. We have designated our Chief Financial Officer as our official spokesperson for questions concerning the financial performance, strategic direction or operating performance of the Company, and operational issues such a research and development, regulatory developments, sales and marketing, etc. Unless a specific exception has been made by our Chief Financial Officer, he is the only person who may communicate with the press on behalf of the Company. You also may not provide any information to the media about us off the record, for background, confidentially or secretly, including, without limitation, by way of postings on internet websites, chat rooms or “blogs”. For further information on confidentiality and disclosure obligations, reference should be made to the Company’s Disclosure and Insider Trading Policy.

We Comply with all Laws, Rules and Regulations

We are committed to full compliance with the laws and regulations of the cities, provinces and countries in which we operate. We expect all of our directors, officers and employees to obey the law. We expect employees to understand the legal and regulatory requirements applicable to their business units and areas of responsibility. We expect our employees to monitor compliance with applicable laws and governmental rules and regulations and to identify, report and correct any violations. Violation of domestic or foreign laws, rules and regulations may subject an individual, as well as the Company, to civil and/or criminal penalties. You should be aware that conduct and records, including emails, are subject to internal and external audits and to discovery by third parties in the event of a government investigation or civil litigation. The fact that, in some countries, certain laws are not enforced or that violation of those laws is not subject to public criticism will not be accepted as an excuse for noncompliance. It is in everyone’s best interests to know and comply with our legal obligations.

Specifically, we are committed to:

a)	maintaining a safe and healthy work environment and comply with all applicable safety and health laws. As appropriate, the Company will develop, implement, review and update programs designed to comply with applicable Occupational Health and Safety legislation standards;

b)	promoting a workplace that is free from discrimination or harassment based on race, color, religion, sex, age, national origin, disability or other factors that are unrelated to the business interests of the Company;

c)	supporting fair competition and laws prohibiting restraints of trade and other unfair trade practices;

d)	conducting our activities in full compliance with all applicable environmental laws;

e)	prohibiting any illegal payments, gifts or gratuities to any government or government employee. All directors, officers and employees shall refer to the Company’s policies regarding guidelines on the receipt or acceptance of gifts, entertainment or other items from vendors, customers and business partners;

f)	prohibiting the unauthorized use, reproduction, or distribution of any third party’s trade secrets, copyrighted information or confidential information; and

g)	complying with all applicable securities laws.

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International Business Laws

Our employees are expected to comply with the applicable laws in all countries to which they travel, in which they operate and where we otherwise do business, including laws prohibiting bribery, corruption or the conduct of business with specified individuals, companies or countries. The fact that, in some countries, certain laws are not enforced or that violation of those laws is not subject to public criticism will not be accepted as an excuse for noncompliance. In addition, we expect employees to comply with local laws, rules and regulations governing the conduct of business by its citizens and corporations outside the applicable geographic area.

International laws, rules and regulations, may include:

•	Prohibitions on directly or indirectly giving anything of value to a government official to obtain or retain business or favorable treatment and requires the maintenance of accurate books of account, with all company transactions being properly recorded, including without limitation the U.S. Foreign Corrupt Practices Act and the Canadian Corruption of Foreign Public Officials Act;

•	Prohibitions related to doing business with certain countries, or traveling to, subject to sanctions imposed by the applicable government, as well as specific companies and individuals identified on lists published by applicable governmental agencies;

•	Restrictions on exports and re-exports from other countries of goods, software and technology to many countries, and prohibits transfers of domestic-origin items to denied persons and entities, including without limitation, U.S. Export Controls; and

•	Prohibitions on domestic companies from taking any action that has the effect of furthering or supporting a restrictive trade practice or boycott imposed by a foreign country against a country friendly to the applicable domestic country or against any domestic person, including without limitation, anti-boycott regulations.

If you have a question as to whether an activity is restricted or prohibited, seek assistance before taking any action, including giving any verbal assurances that might be regulated by international laws.

Government and Third-Party Investigations

The Company may be subjected to information requests, inspections or investigations by governmental entities or private, third-party litigants. The policy of the Company is to cooperate fully with all legal and reasonable information requests, inspections or investigations, but the CEO, CFO, CBO or other persons performing similar functions for the Company (collectively, the “Executive Officers”) are responsible for determining how the Company will respond to such actions. Individual directors, officers and employees are not authorized to respond to such actions without first consulting with an Executive Officer.

All directors, officers and employees should notify an Executive Officer immediately about any governmental or third-party information request, inspection, investigation, search warrant or subpoena of the Company or its personnel or customers. All directors, officers and employees should notify an Executive Officer immediately about any information request, inspection or investigation by any stock exchange or self-regulatory organization that is directed to the Company or its personnel before any information is given to the entity.

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Antitrust

Antitrust laws are designed to protect the competitive process. These laws are based on the premise that the public interest is best served by vigorous competition and will suffer from illegal agreements or collusion among competitors. Antitrust laws generally prohibit:

•	agreements, formal or informal, with competitors that harm competition or customers, including price fixing and allocations of customers, territories or contracts;

•	agreements, formal or informal, that establish or fix the price at which a customer may resell a product; and

•	the acquisition or maintenance of a monopoly or attempted monopoly through anti-competitive conduct.

Certain kinds of information, such as pricing, production and inventory, should not be exchanged with competitors, regardless of how innocent or casual the exchange may be and regardless of the setting, whether business or social.

Antitrust laws impose severe penalties for certain types of violations, including criminal penalties and potential fines and damages of millions of dollars, which may be tripled under certain circumstances. Understanding the requirements of antitrust and unfair competition laws of the various jurisdictions where we do business can be difficult, and you are urged to seek assistance from your supervisor or the Chair of the Audit Committee whenever you have a question relating to these laws.

Environmental Compliance

Applicable law imposes criminal liability on any person or company that contaminates the environment with any hazardous substance that could cause injury to the community or environment. Violation of environmental laws can involve monetary fines and imprisonment. We expect employees to comply with all applicable environmental laws.

It is our policy to conduct our business in an environmentally responsible way that minimizes environmental impacts. We are committed to minimizing and, if practicable, eliminating the use of any substance or material that may cause environmental damage, reducing waste generation and disposing of all waste through safe and responsible methods, minimizing environmental risks by employing safe technologies and operating procedures, and being prepared to respond appropriately to accidents and emergencies.

Political Activities

All directors, officers and employees shall comply with all applicable local, provincial and federal laws regulating contributions to political candidates, campaigns and parties.

All directors, officers and employees are prohibited from making any contribution in the Company’s name to any local, provincial or federal political candidate, campaign or party. A personal contribution to a political candidate does not violate this policy. Directors, officers and employees may not seek reimbursement from the Company for political contributions previously made to any local, provincial, or federal political candidate, campaign or party. Directors, officers and employees are prohibited from using the Company for political purposes. Casual visits to the Company by political figures do not violate this Code. Directors, officers and employees should obtain written approval of an Executive Officer before establishing any provincial or federal political action committee.

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The Company in no way seeks to discourage any person from participating on an individual basis in political activities on the person’s own time. No director, officer or employee, however, may use the Company’s name in connection with individual political activities, except if the employee is required by law to identify where he or she is employed in connection with a permitted transaction.

Money Laundering

People involved in criminal activities such as drug trafficking, fraud, smuggling, organized crime and others, may try to “launder” the proceeds of their crimes. This is attempted by structuring transactions or using other methods to move their money through various financial systems or institutions around the world to hide the origin of the money, making their funds appear legitimate. Instead of attempting to “clean” illegal funds, terrorists may use legally obtained money, such as charitable contributions, and transform them into funds used for terrorist activities.

The Company takes a strong stance against the practice of money laundering and takes all reasonable measures to prevent its services from being used for illegal purposes. If there is any concern about the reputation, integrity or source of funds of a customer or business associate, the Company will not conduct business with that person or business.

Compliance Procedures; Reporting Violations; and Effect of Violations

Compliance with this Code, first and foremost, is the individual responsibility of every director, officer and employee. We attempt to foster a work environment in which ethical issues and concerns may be raised and discussed with supervisors or with others without the fear of retribution. It is our responsibility to provide a system of reporting and access when you wish to report a suspected violation, or to seek counseling, and the normal chain of command cannot, for whatever reason, be used.

a.               Administration

Our Board and Audit Committee have established the standards of business conduct contained in this Code and oversee compliance with this Code.

b.              Reporting Violations and Questions

Illegal or unethical behaviour and any violation of the Code and its requirements are taken seriously by us. If you are concerned that illegal or unethical behaviour or violations of the Code may be taking place, you should contact, orally or in writing, any officer of the Company or your immediate supervisor. Concerns should be submitted to the Audit Committee. The report should include all evidence of activity by a department or director, officer or employee of the Company that may constitute:

•	corporate fraud;
•	unethical business conduct;
•	a violation of federal, provincial or municipal law; or
•	substantial and specific danger to the health and safety of any individual.

The party receiving your report will record receiving the report and document how the situation was handled.

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In instances where you have not received a satisfactory response from an officer or your immediate supervisor, or if you are uncomfortable addressing your concerns to these individuals, we have engaged ConfidenceLine, an independent third party supplier, to provide a confidential and anonymous communication channel for reporting concerns about possible violations of the Code as well as auditing matters, internal accounting controls, financial and accounting irregularities or fraud. The ConfidenceLine Call Centre is available 24 hours a day, seven days a week and provides assistance in more than 150 languages. All inquiries will be handled promptly and discreetly.

To make a report, you may call 1-800-661-9675 within Canada or the United States.

If you bring forward a complaint, you have the right to remain anonymous and your confidentiality will be protected, except as necessary to conduct the investigation and take any remedial action, and subject to and in accordance with applicable law, regulation or legal proceedings.

This Code will be included in the orientation of new employees and provided to existing directors, officers and employees on an on-going basis.

c.               No Retaliation

We will not permit retaliation, harassment, discharge, or other types of discrimination, including but not limited to, compensation or terms and conditions of employment of any kind by or on behalf of the Company or you, in respect of reports made in good faith or complaints of violations of this Code or other illegal or unethical conduct. In addition, no individual may be adversely affected if he or she refuses to carry out a directive which constitutes fraud or violation of any of the noted incidents. Nevertheless, if you participated in the alleged violation or alleged illegal or unethical behaviour, disciplinary action may be necessary. Disciplinary action up to and including dismissal will be taken against anyone who retaliates, directly or indirectly, or encourages others to do so, against anyone who reports a violation of the Code or illegal or unethical behaviour.

d.              Internal Investigation

When an alleged violation of the Code is reported, we shall take prompt and appropriate action in accordance with the law and regulations otherwise consistent with good business practices. If the suspected violation appears to involve either a possible violation of law or an issue of significant corporate interest, or if the report involves a complaint or concern of any person, whether employee, a shareholder or other interested person regarding the Company’s financial disclosure, internal accounting controls, questionable auditing or accounting matters or practices or other issues relating to our accounting or auditing, then the investigator should immediately notify the Chair of the Audit Committee. Additionally, if a suspected violation involves any director or executive officer or if the suspected violation concerns any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal controls, the investigator, or any person who received such report should immediately report the alleged violation to the Chair of the Audit Committee. The Chair of the Audit Committee or outside legal counsel, as applicable, shall assess the situation and determine the appropriate course of action. At a point in the process consistent with the need not to compromise the investigation, a person who is suspected of a violation shall be apprised of the alleged violation and shall have an opportunity to provide a response to the investigator.

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All directors, officers and employees have a duty to cooperate in an investigation. Should a director, officer or employee fail to cooperate or provides false information in an investigation, the Company will take effective remedial action commensurate with the severity of the offense. The action may include disciplinary measures up to and including termination.

e.               Consequences of a Violation

To protect our good name, we may discipline and/or terminate our relationship or affiliation with any officer or employee who breaches the Code, its related policies or engages in illegal or unethical behaviour. In the case of members of the Board, we may require that they resign from their position or recommend shareholders removal of any such member(s).

At Will Employment

Nothing in this Code shall confer upon employees any right to continue in the employment of the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any parent or subsidiary of the Company employing or retaining the employee) or of the employee, which rights are hereby expressly reserved by each, to terminate employee’s service with the Company at any time for any reason, with or without cause.

Dissemination; Publication; Amendments and Waivers

A member of the senior management team will send out an e-mail to all directors, officers and employees on an annual basis, reminding them of their obligations under the Code.

This Code shall be posted on the Company’s website and on SEDAR at www.SEDAR.com and EDGAR at https://www.sec.gov/edgar.shtml and shall be available to the public.

Any amendment of this Code requires approval of the Board and will be promptly disclosed as required by any applicable law or stock exchange regulations.

Any waiver of this Code for executive officers or directors may be made only by the Board, the Corporate Governance and Nominating Committee, or the extent permitted by applicable law and stock exchange regulations, a committee of the Board and will be promptly disclosed as required by any applicable law or stock exchange regulations.

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Where to Seek Clarification

Conflict of Interest	Chief Executive Officer

Employee Issues	Your immediate Supervisor
Chief Executive Officer

Legal Matters	Chief Financial Officer

Media Inquiries	Chief Executive Officer

Illegal Unethical Behaviour or	Your supervisor
Suspected Breach of this Code	A member of senior management, including the Chief Executive Officer, the Chief Financial Officer or the Chief Business Officer
Chair of the Audit Committee
ConfidenceLine

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